Exhibit 23.0

Consent of the independent auditors

The Board of Directors and Stockholders
Willow Grove Bancorp, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-87214) on Form S-8 of Willow Grove Bancorp, Inc. of our report dated July 24, 2003, relating to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003 Form 10-K of Willow Grove Bancorp, Inc.



/s/ KPMG LLP
---------------------------
September 23, 2003
Philadelphia, Pennsylvania


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